Exhibit 99.2

NOTICE OF ADJUSTMENT
OF CONVERSION PRICE OF
QPC LASERS, INC.’S
10% SECURED CONVERTIBLE DEBENTURES DUE MAY 2011AND
10% SECURED CONVERTIBLE DEBENTURES DUE JULY 2011
AND THE EXERCISE PRICE OF RELATED WARRANTS

August 21, 2008

Dear Debenture and Warrant holders:

  NOTICE IS HEREBY GIVEN THAT, effective as of June 30, 2008, the Conversion Price of the 10% Secured Convertible Debentures due in May 2011 (the “May Debentures”) and the 10% Secured Convertible Debentures due in July 2011 (the “July Debentures” together with the April Debentures, collectively, the “Debentures”) and the Exercise Price of the common stock purchase warrants (collectively, the “Warrants”) issued by QPC Lasers, Inc. (the “Company”) in connection with the Debenture financings have been adjusted to $0.2561. The adjustments are being made pursuant to Section 5(b) of the Debentures and Section 3(b) of the Warrants. Capitalized terms used in this Notice and not otherwise defined herein shall have the meanings ascribed thereto in the Debentures and Warrants, as applicable.

Effective as of June 30, 2008, the Company has adjusted the conversion price of its 10% Secured Convertible Debentures due April 16, 2009 and 10% Secured Convertible Debentures due May 22, 2009 (collectively, the “Prior Debentures”) and the exercise price of its common stock purchase warrants (collectively, the “Prior Warrants”) issued in connection with the Prior Debenture financings to $0.2561 as a result of the Company’s failure to meet the last and final milestone projections for the milestone period ending June 30, 2008 under the Prior Debentures and Prior Warrants.

Pursuant to Section 5(b) of the Debentures and Section 3(b) of the Warrants, if the Company at any time while the Debentures and Warrants are outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price or Exercise Price, then the Conversion Price of the Debentures and the Exercise Price of the Warrants shall be adjusted to reflect the lower price. Accordingly, the Conversion Price of the Debentures and Exercise Price of the Warrants have been adjusted, effective as of June 30, 2008, to reflect the same lower conversion and exercise prices of the Prior Debentures and Prior Warrants.

This Notice is being delivered in accordance with Section 5(g)(i) of the Debentures and Section 3(g)(i) of the Warrants.

Exhibit 99.2

Should you have any questions pertaining to this matter, please feel free to contact George Lintz at (818) 986-0000.

Very truly yours,

QPC Lasers, Inc.

By:
George Lintz, Chief Financial Officer